UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2017

LSC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37729	36-4829580
(Commission File Number)	(IRS Employer Identification No.)

191 North Wacker Drive, Suite 1400 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(773) 272-9200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 28, 2017, LSC Communications, Inc. (the “Company”) announced the closing of an underwritten public offering of 7,179,222 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in connection with (i) the offering by R. R. Donnelley & Sons Company (the “Selling Stockholder”), a stockholder of the Company, of 6,242,802 shares of Common Stock (the “Underwritten Shares”) and (ii) the offering by the Company of 936,420 shares of Common Stock (the “Option Shares”, and together with the “Underwritten Shares”, the “Shares”) pursuant to the underwriters’ exercise in full of their option to purchase additional shares of Common Stock. The sale of the Underwritten Shares was completed at a public offering price of $20.25 per share and the sale of the Option Shares was completed at the public offering price of the Underwritten Shares, less underwriting discounts and commissions.

The offering of the Shares was registered pursuant to the Company’s registration statement on Form S-1 (File No. 333-216517), which the Securities and Exchange Commission declared effective on March 22, 2017. The Company did not receive any of the proceeds from the sale by the Selling Stockholder of the Underwritten Shares and received approximately $18.2 million in net proceeds from its sale of the Option Shares, after deducting estimated underwriting discounts and commissions.

Following the completion of the offering, the Selling Stockholder retained no shares of Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

LSC COMMUNICATIONS, INC.

Date: March 28, 2017	By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Secretary; Chief Compliance Officer; General Counsel